PINNACLE VALUE FUND- CODE OF ETHICS FOR COVERED OFFICERS

In Dec. 2003, the Board of Trustees (Board) of the Pinnacle Value Fund (Fund) adopted the following Code of Ethics (Code) applicable to its President and Treasurer (Covered Officers) to ensure the continuing integrity of financial reporting and transactions. The names of  Covered Officers covered by the Code are listed on Schedule A hereto.

I.

SEPARATE CODE

This Code is the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes Oxley Act of 2002. A separate code of ethics applying to the Fund and Bertolet Capital LLC (Bertolet) under Rule 17j-1 of the Investment Company Act of 1940 (Investment Company Act) apply separate requirements to Covered Officers and others and are not part of this Code. In addition to this Code, the Investment Company Act, the Investment Advisers Act of 1940 (Advisers Act) and rules promulgated thereunder contain numerous provisions designed to protect the Fund from conflicts of interest and overreaching. Any conduct by Covered Officers required by specific Investment Company Act or Advisers Act provisions or other rules is presumed to be in compliance with this Code. A Covered Officer is accountable for adherence to the Code. Code violations by Covered Officer may result in disciplinary action including dismissal.

II REQUIREMENTS

All Covered Officers must:

1. Engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2. Act responsibly in producing full, fair, accurate, timely and understandable disclosure in Fund reports and documents provided to the SEC and in other public disclosures;

1.

Comply with applicable governmental laws, rules and regulations.

4. Promptly report suspected material Code violations, including violations of securities laws, rules and regulations applicable to the Fund to the Audit Committee.

Each Covered Officer must act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law, and place the interest of the Fund before the Covered Officers’ own personal interests.

III AVOIDANCE OF CONFLICTS

The overarching principle of this Code is that personal interests of a Covered Officer should not be placed before the interests of the Fund. Each Covered Person must:

1. Handle any actual or apparent conflict of interest in an ethical manner.

2. Not use personal influence or personal relationships to influence investment decisions    or Fund financial reporting to the detriment of the Fund.

3. Not cause the Fund to take action or fail to take action to the Fund’s detriment.

4. Not use for personal gain any material non public knowledge pertaining to the Fund.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from the contractual relationship between the Fund and Bertolet,  of which the Covered Officers are also officers and/or employees. As a result, this Code recognizes that Covered Officers will, in the normal course of duty, be involved in establishing policies and making decisions that may have different effects on the Fund and Bertolet. Participation of Covered Officers in such activities is inherent in the contractual relationship between the Fund and Bertolet and is consistent with the performance by Covered Officers of their duties as officers and/or employees of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Advisers Act, such activities will be deemed to have been handled ethically.

The following conflict of interest situations must be disclosed by a Covered Officer to the Fund’s Chief Compliance Officer(CCO) in writing:

1.

Service as a director/trustee of any public company.

2.

Any ownership interest in or any consulting or employment relationship with any Fund service provider (other than investment adviser), administrator or underwriter.

3.

Any direct or indirect financial interest in commissions, transaction charges or spreads paid by Fund for effecting portfolio transactions.

IV. MATERIALITY

If Covered Officer has any doubt about whether a suspected violation of this Code or a particular conflict of interest would be considered material, he should notify the CCO.

V. COMPLIANCE AND ANNUAL ACKNOWLEDGMENT

Each Covered Officer is required to:

1. Upon receipt of  this Code and annually thereafter sign an acknowledgment stating that he has received, read and understands the Code and has complied with it.

2. Not retaliate against an employee for reports of  violations that are made in good faith.

3. Notify the Fund’s CCO, if appropriate, of any Code violations.

VI. CODE ENFORCEMENT

The Fund will adhere to the following procedures when enforcing this Code:

1. Fund CCO will take appropriate action to investigate any potential violations reported.

1.

If Fund CCO determines a violation has occurred, the Board will be told immediately.

2.

All changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR or otherwise as required by SEC rules.

3.

Any waiver to this Code will be considered by the Board prior to approval..

VII. AMENDMENTS

Except for Schedule A, which may be amended at any time, this Code may be amended only by the Board at a Board meeting duly called for that purpose.

VIII. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code shall be confidential and maintained and protected accordingly.

IX. INTERNAL USE

The Code is intended solely for internal use by the Fund and does not constitute the admission, by or on behalf of the Fund as to any fact, circumstance or legal conclusion.

SCHEDULE A- COVERED OFFICERS-    John E. Deysher